Exhibit c-46





                MASTER LEASE AGREEMENT


              MASTER LEASE AGREEMENT ("Master Lease"), dated as of June 18, 2001, between The Equipment
Funding Group, a Division of Provident Commercial
Group, Inc., an Ohio corporation having a principal place of business and address for purposes of notice hereunder at 1745 Shea Center Drive. Fourth Floor,
Highlands Ranch, Colorado 80129, hereinafter, together with its successors and assigns, if any, as Lessor, and Kansas City Power & Light Company, a Missouri corporation having a principal place of business and address for purposes of notice hereunder at 1201
Walnut, Kansas City, Missouri 64106-2124, Attention:
Treasurer, as Lessee.

        1.    MASTER LEASE. RENTAL SCHEDULES.

              This Master Lease sets forth the general terms and conditions that govern the lease by Lessor to Lessee of items of Equipment specified on rental schedules ("Rental Schedules") and acceptance certificates ("Acceptance Certificates") executed and delivered by the parties from time to time. Each Rental
Schedule will reference this Master Lease and thereby incorporate by reference this Master Lease (this Master
Lease and each Rental Schedule being together referred to as the "Lease") and will specify the Basic Lease
Term, the amount of Basic Lease Term Rent, the Rent
Payment Dates on which such Rent is due, and such other information and provisions as Lessor and Lessee may agree. Each Rental Schedule constitutes a separate and independent Lease. Only one executed Rental Schedule will be marked as an original and be considered chattel paper for purposes of Article 9 of the Uniform
Commercial Code. All other copies, whether executed, will be considered copies and not chattel paper. This
Master Lease will not be considered chattel paper.
Terms defined in a Rental Schedule and not otherwise defined herein shall have the meanings ascribed to them in such Rental Schedule. In the event of a conflict between the terms of a Rental Schedule and this Master
Lease, the terms of the Rental Schedule shall govern.

              The obligation of Lessor to purchase
Equipment from a manufacturer or supplier thereof (the
"Supplier") and to lease the same to Lessee under any Lease shall be subject to receipt by Lessor, prior to the commencement of the Basic Lease Term ("Basic Lease
Term Commencement Date") (with respect to such
Equipment), of each of the following documents executed by Lessee in form and substance satisfactory to Lessor:
(i) a Rental Schedule relating to the Equipment to be leased thereunder, (ii) an Acceptance Certificate for such Equipment. (iii) a Railcar Manufacturing Agreement
Assignment relating to the Equipment leased pursuant to such Rental Schedule, unless Lessor shall have delivered its purchase order for such Equipment directly to Supplier, (iv) evidence of insurance which compiles with the requirements of Section 7 hereof, (v) a certificate of incumbency authorizing the individuals executing such documents to do so on behalf of Lessee,
(vi) if the Equipment consists of over-the-road vehicles, each original Certificate of Title reflecting
Lessor as owner, or a copy of the Manufacturer's
Statement of Origin evidencing the transfer of ownership to the Lessor, (vii) an opinion of Lessee's counsel, in substantially the form attached hereto as
Exhibit 1, (viii) financing statements for filing in the jurisdictions where the principal business office of the Lessee is located and such other documents, including governmental filings, as Lessor may reasonably request. Upon execution by Lessee of any Rental Schedule and an Acceptance Certificate, the
Equipment described thereon shall be deemed to have been delivered to, and irrevocably accepted by, Lessee
AS IS, WHERE IS and except as set forth in the related
Lease WITHOUT WARRANTY EXPRESSED OR IMPLIED for lease under the Lease for such equipment.


        2.    BASIC LEASE TERM. LESSEE'S RIGHT TO QUIET
ENJOYMENT.

              Each Lease is for a non-cancelable Basic
Lease Term commencing on the date of acceptance of the Equipment for lease and ending on the Lease Expiration
Date specified on such Rental Schedule. If any Basic
Lease Term is extended by written agreement of the Lessor or by exercise of any option to extend contained in such Rental Schedule, the Basic Lease Term shall be deemed to refer to all extended terms, and all provisions of this Master Lease shall apply during such Basic Lease Term, as extended, except as may be otherwise specifically provided in writing. Lessee cannot, except as expressly set forth in this Master
Lease, terminate the Lease or suspend payment or performance of any of its obligations thereunder.
Provided no Event of Default, as defined in Section 13 hereof, has occurred that is continuing under the Lease, Lessee will have quiet possession and use of the Equipment throughout the Basic Lease Term, and Lessor shall defend and protect such quiet possession and use against all persons claiming by, through or under Lessor.

        3.    BASIC RENT. NET LEASE; LESSEE'S
INDEMNITIES. NO WARRANTIBS BY LESSOR.

              Rent is payable in the amount specified
on the Rental Schedule. All payments of Rent shall be made to Lessor in good funds on or before the Payment
Dates specified in the Rental Schedule. Lessor will exercise its best efforts to invoice Lessee thirty (30) days prior to each Payment Date, but failure to provide timely invoices will not relieve Lessee of its obligation to pay Rent on the Payment Date. Rent is net of, and Lessee agrees to pay, and will indemnify and hold Lessor and any assignee of Lessor harmless, on an after-tax basis, from and against, all costs
(including, without limitation, maintenance, repair and insurance cost), claims (including, without limitation, those claims of product liability, strict liability in tort, patent infringement and to like), losses or liabilities relating to the Equipment or its use that are incurred by or asserted against Lessee, any sublessee of Lessee or any person authorized by Lessee to use and maintain the Equipment, Lessor or any assignee of Lessor and arise out of matters occurring prior to the return of the Equipment. Lessee's obligation to indemnify Lessor and its assigns shall include the obligation to hold Lessor and its assigns harmless from all legal fees and expenses. Lessee shall be entitled to control the defense of all costs and claims indemnified so long as no Event of Default has occurred hereunder, and thereafter Lessor shall be entitled to control such defense at Lessee's cost;
provided, however that Lessor shall have the right to appear in such proceedings through separate counsel of Lessor's choosing at Lessor's sole cost and expense of such separate counsel. Lessee's indemnities shall survive termination of this Lease.

              Each Lease is an irrevocable, absolute,
net lease, and Lessee's obligations are not subject to defense, counterclaim, set-off, diminution, abatement or recoupment, and Lessee waives all rights to terminate or surrender the Lease for any reason except as expressly set fort in this Master Lease, including, without limitation, defect in the Equipment or non-performance by Lessor; provided, however, that Lessee specifically retains the right to seek recourse against Lessor by way of separate action either at law or in equity in the event of breach or non-performance by Lessor under the Lease. LESSEE ACKNOWLEDGES THAT IT
HAS SELECTED THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM
LESSOR AND HAS BEEN GIVEN THE OPPORTUNITY TO INSPECT
AND TEST THE EQUIPMENT. THE EQUIPMENT IS BEING LEASED
TO THE LESSEE BY THE LESSOR AS IS, WHERE IS. LESSOR
DOES NOT MAKE, HAS NOT MADE, SHALL NOT BE DEEMED TO
MAKE OR HAVE MADE, AND EXPRESSLY DISCLAIMS TO LESSEE
ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR
IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT
LEASED HEREUNDER OR ANY COMPONENT THEREOF, INCLUDING,
WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN,
COMPLIANCE WITH ANY LAW, RULE, SPECIFICATION, OR
CONTRACT PERTAINING THERETO, QUALITY OF MATERIALS OR
WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE.
USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR
COPYRIGHT INFRINGEMENT, OR TITLE, IT BEING AGREED THAT
ALL SUCH RISKS, AS BETWEEN LESSOR AND LESSEE, ARE TO BE
BORNE BY LESSEE. Lessor hereby assigns to Lessee for the Basic Lease Term any assignable manufacturer or vendor warranties with respect to the Equipment and will cooperate with Lessee, at Lessee's expense, in asserting any claims under such warranties.

              Lessee acknowledges that each Lease shall be entered into on the basis that Lessor shall be entitled for federal and state income tax purposes (i) to claim the deductions for depreciation on the total original cost of the Equipment, except as specified in the Rental Schedule, as new equipment first placed in service on the date of the Acceptance Certificate, pursuant to the Modified Accelerated Cost Recovery
System (MACRS) under Section 168 of the Internal
Revenue Code of 1986. as amended ("Code" ) or any other depreciation method which may be permitted under the Code and for state income tax purposes, any other depreciation deduction method that is permitted by applicable state law; and (ii) to claim under Section
163 of the Code a tax deduction for the full amount of any interest paid by Lessor or accrued under Lessor's method of tax accounting on any indebtedness secured by the Equipment (hereinafter referred to collectively as the "Tax Benefits"). If Lessor shall lose or shall not have the right to claim, or if there shall be disallowed or recaptured, any or all of such Tax
Benefits as a result of any act, omission, misrepresentation or failure to act by Lessee, any sublessee, or any other person authorized by the Lessee to use or maintain the Equipment, which is directly or indirectly causative of the loss of such Tax Benefits, Lessee shall pay to Lessor as additional Rent (a) an amount equal to the value, determined at the Lessor's highest marginal tax rate for the applicable jurisdiction(s), on a present value basis discounted at the Lessor's then current cost of funds, of the Tax
Benefits so disallowed or made unavailable plus (b) all interest, penalties, or additions to tax resulting from such loss, disallowance, unavailability or recapture of any of the foregoing plus (c) all taxes required to by paid by the Lessor or its assigns under any federal, state and local law upon receipt of any of the foregoing amounts. If Lessor shall lose or shall not have the right to claim, or if there shall be disallowed or recaptured, any or all of such Tax
Benefits because of a change in applicable law, which is directly causative of the loss of such Tax Benefits.
Lessee shall, at its sole discretion, either (i) terminate the Lease upon payment to Lessor of the Casualty Value of the Equipment and all other amounts due hereunder, or (ii) pay to Lessor as additional rent
(a) an amount equal to the value, determined at the Lessor's highest marginal tax rate, for the applicable jurisdiction(s), on a present value basis discounted at the Lessor's then current cost of funds, of the Tax
Benefits so disallowed or made unavailable, plus (b) all taxes required to be paid by the Lessor or its assigns under any federal, state or local law upon receipt of any of the foregoing amounts. Lessor shall make available to Lessee copies of Lessor's calculations to determine the amount of the additional rent attributable to Tax Benefits that are so disallowed or made unavailable and indemnity payments provided for in this Section 3 and Section 6. Lessee shall not be required to make payment of additional rent as provided in this paragraph with regard to any Equipment after the date upon which Lessor has been paid its Casualty Value as required under Sections 5 and 13 of this Master Lease.


         4. USE AND LOCATION OF EQUIPMENT. MAINTENANCE
AND REPAIRS. NO LIENS:  NO ASSIGNMENT BY LESSEE.
SUBLEASE OF EQUIPMENT.

              The Equipment is to be used exclusively
by Lessee in the conduct of its business, only for the purposes for which it was designed and in compliance with all applicable laws, rules and regulations, manufacturers' or vendors' warranties and applicable policies of insurance. Lessee will, at Lessee's sole expense, obtain and maintain all necessary licenses, permits and approvals. The Equipment shall remain exclusively within the boundaries of the United States
(exclusive of Alaska and Hawaii) and Lessee agrees not to make, suffer or allow any transfer or assignment of this Lease, or of the Equipment to service outside the continental United States, by operation of law or otherwise, without Lessor's prior written consent.

              Lessee will, at Lessee's sole expense,
effect all maintenance, service and repairs necessary to maintain the Equipment in accordance with (i) the Interchange Rules or similar successor guidelines of the American Association Railroad ("AAR") (the
"Interchange Rules"); (ii) regulations of the Federal
Railway Administration ("FRA"); and (iii) at least equal to the maintenance standards which Lessee applies to similar equipment owned or leased by Lessee, without discriminating in any way between equipment of similar type that is owned or leased by Lessee, but not less than the maintenance standards, as applied and changed from time to time, as attached to the applicable Rental
Schedule. Lessor and Lessee agree that such maintenance standards are subject to change from to time during the term of the Lease provided such changes do not have a significant adverse effect on the value.
utility or useful life of the Equipment based upon its condition upon its return to Lessor hereunder. Such repairs shall (a) comply with all requirements of law applicable to the maintenance and condition of the Equipment, (b) maintain the Equipment in good operating condition commercially suitable for carrying the commodities for which such Equipment was designed; and
(c) will not violate any applicable manufacturers' or vendors' warranties. All additions and replacements to or attached to the Equipment shall immediately become the property of Lessor and shall be deemed incorporated in the Equipment and subject to the terms of the Lease as if originally leased thereunder. Lessee will keep the Equipment and its interest therein free and clear of all liens and encumbrances other than those created by Lessor or arising out of claims against Lessor and not related to the lease of the Equipment to Lessee.
Lessee will defend, at its own expense, Lessor's title to the Equipment from all such liens and encumbrances.
If a tax or other lien shall attach to any item of Equipment, Lessee will provide written notification to Lessor within ten (10) days after any such attachment stating the full particulars thereof and the location of such Equipment on the date of such notification.

              THE LESSEE MAY NOT, EXCEPT TO ANY WHOLLY-
OWNED SUBSIDIARY OR AFFILIATE OF LESSEE, ASSIGN OR IN
ANY WAY TRANSFER OR DISPOSE OF ALL OR ANY PART OF ITS
RIGHTS OR OBLIGATIONS UNDER THE LEASE OR ENTER INTO ANY
SUBLEASE, WITH A TERM OF MORE THAN SIX (6) MONTHS, OF
ALL OR ANY PART OF THE LEASE WITHOUT THE PRIOR WRITTEN
CONSENT OF LESSOR, WHICH CONSENT SHALL NOT BE
UNREASONABLY WITHHELD. IF, WHEN REQUIRED, CONSENT TO A
TRANSFER OR AN ASSIGNMENT IS MADE BY LESSOR, OR IF AN
ASSIGNMENT OR TRANSFER IS MADE TO A WHOLLY-OWNED
SUBSIDIARY OR AFFILIATE OF LESSEE, WHICH HAS
INDEPENDENT CREDITWORTHINESS SUBSTANTIALLY EQUAL TO OR
GREATER THAN THAT OF LESSEE AT THE TIME OF SUCH
ASSIGNMENT OR TRANSFER AND SUCH TRANSFEREE EXECUTES AN
AGREEMENT TO BE BOUND BY AND ASSUMES ALL OF THE TERMS
AND OBLIGATIONS OF LESSEE UNDER THE LEASE, SUCH
TRANSFER OR ASSIGNMENT SHALL ACT AS A NOVATION, AND
LESSEE SHALL HAVE NO FURTHER RIGHTS AGAINST OR
OBLIGATIONS TO LESSOR OTHER THAN THE RIGHTS AND
OBLIGATIONS WHICH HAD ACCRUED PRIOR TO SUCH TRANSFER OR
ASSIGNMENT PROVIDED LESSEE SHALL NOT INTENTIONALLY
AUTHORIZE OR PERFORM ANY ACT OR OMISSION WHICH REDUCES
THE CREDITWORTHINESS OF ANY SUBSIDIARY OR AFFILIATE
SUBSEQUENT TO SUCH TRANSFER OR ASSIGNMENT. Lessor may under all circumstances withhold consent to, but such withholding of consent shall not be limited to, the following (i) any sublease the term of which exceeds the Basic Lease Term; (ii) any sublease or assignment made to a tax-exempt entity or governmental agency;
(iii) any sublease or assignment which is not specifically made subject to the prior rights of Lessor and its assignees under the Lease; and (iv) any sublease which creates an obligation on the part of Lessor in favor of such sublessee or relieves Lessee of any of its obligations under the Lease including, without limitation, Lessee's obligations with respect to (a) the payment of Rent and other sums due or to become due, (b) use and maintenance of the Equipment and (c) provisions for the return of the Equipment at the expiration of the Basic Lease Term. Any reasonable cost incurred by Lessor in connection with entering into such sublease or assignment shall be payable by Lessee immediately upon notice to Lessee from Lessor.

        5.    LOSS, DAMAGE OR DESTRUCTION OF EQUIPMENT.
AMENDMENT. MODIFICATION. ATTACHMENT TO THE EQUIPMENT.

              Lessee will bear all risk of direct and
consequential loss and damage with respect to the Equipment during the Basic Lease Term and until the Equipment is returned to Lessor. Lessee will notify
Lessor promptly in writing upon receipt of knowledge that any item of Equipment is lost, stolen, requisitioned by a governmental authority or damaged beyond repair (each, a "Casualty"), describing the Casualty in reasonable detail, and will file a claim under appropriate policies of insurance promptly upon receipt of knowledge of such Casualty. Lessee will pay to Lessor on the next Payment Date following the Casualty, in addition to Rent and other sums due on that date, an amount equal to the Casualty Value thereof specified on the Rental Schedule. The Lease, solely as it relates to the Equipment suffering the Casualty, will terminate and ownership of the Equipment suffering the Casualty, including all claims for insurance proceeds or condemnation awards, will pass to Lessee upon receipt of such payment by Lessor. In the event of loss or damage to any item of Equipment which does not constitute a Casualty, Lessee shall promptly, at its sole cost and expense, repair and restore such Equipment to the condition required by this Lease.

              Except as provided in this Section upon
payment of Casualty Value, no loss or damage to the Equipment or any part thereof shall release or impair any obligations of Lessee under this Lease, which shall continue in full force and effect and shall be absolute during the Basic Lease Term.

              At its sole option, Lessee may make any
alteration, modification or attachment to the Equipment deemed appropriate by Lessee, provided that such alteration, modification or attachment does not decrease the Fair Market Value (as defined herein) of the Equipment, reduce its useful life or cause such Equipment to become limited use property, a fixture, or real property or affect the insurability or impair any manufacturer's warranty with respect to the Equipment.
All alterations, modifications and attachments of whatsoever kind or nature made to any item of Equipment that cannot be removed without damaging the functional capability, economic value or insurability of the item of Equipment or impairing any manufacturer's warranty shall be deemed to be part of the Equipment. Under no circumstance shall any alteration, modification or attachment be subjected by Lessee to any encumbrance other than this Lease.


        6.    TAXES AND FEES.

              Lessee shall assume responsibility for
and pay, and agree to indemnify and hold Lessor harmless from, the following (which shall be referred to as "imposts" under this provision): (i) all taxes, assessments, levies, fees and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are at any time imposed or levied upon or assessed against (A) the Equipment, (B) any Rent or other sum payable hereunder, or (C) the Lease or the leasehold interest created herein, or which arise in respect of the acquisition, ownership, delivery; return, operation, possession or use of the Equipment; (ii) all gross receipts or similar taxes imposed or levied upon, assessed against or measured by any Rent or other sum payable hereunder; (iii) all sales, use or other taxes at any time levied, assessed or payable on account of the acquisition, shipment, registration, titling, transportation, delivery, leasing, use or operation of the Equipment, which Lessee represents it is exempt from; and (iv) all penalties, interest, and reasonable expenses of special tax counsel (including local counsel and counsel's reasonable out-of-pocket disbursements and costs), to Lessor with respect to any of the foregoing. The Lessee shall not have responsibility for the following, which are not imposts: (i) any franchise, net worth, capital, estate or inheritance tax and (ii) any Federal, State, local or foreign net income taxes or any tax on gross receipts or gross revenues which is in the nature of an income tax. Lessee shall be entitled to control the defense of imposts indemnified so long as no Event of Default has occurred hereunder, and thereafter, Lessor shall be entitled to control such defense at Lessee's cost; provided, however, that Lessor shall have the right to appear in such proceedings through separate counsel of Lessor's choosing at Lessor's sole cost and expense of such separate counsel.

              Lessee shall prepare and submit all
necessary filings to the applicable taxing authorities whether the incidence of such imposts and/or its related filing obligation shall be the legal responsibility of Lessor or Lessee. For that purpose, Lessor hereby appoints Lessee its agent and attorney-in-fact to make filings and/or payments on behalf of Lessor where the incidence thereof falls on Lessor.
Lessor agrees to cooperate fully with Lessee by executing any documents prepared by Lessee for filing
(where the taxing authority will not accept Lessee's appointment as agent for Lessor or accept payment or filings by Lessee on behalf of Lessor) and by forwarding promptly to Lessee any assessments, tax bills or other correspondence received in connection therewith. For situations in which the good faith effort on the part of the Lessee fails to cause it to be in compliance with the laws of a particular jurisdiction, a request for assistance notice will be made in writing to the Lessor to enable the Lessee to timely fulfill its responsibilities under the Lease without imposition of penalties or interest. Lessee shall indemnify and hold harmless Lessor from any loss, claim or damage arising out of tax filings made or failed to be made by Lessee with respect to the Equipment and the payment of any tax required in connection therewith.

              Upon reasonable request, Lessee will
furnish to Lessor proof of payment of all imposts. If any impost may legally be paid in installments, Lessee may pay same in installments: provided, any impost assessed, levied or imposed during the Basic Lease Term shall be paid in full by Lessee prior to the expiration of the Basic Lease Term. The Lessee shall not be required to pay or discharge any claim or demand referred to in this Section 6 so long as the validity or the amount thereof shall be contested in good faith and by appropriate legal proceedings in any reasonable manner, as determined by Lessee and Lessor, which will not result in the forfeiture, seizure, confiscation or sale of the Equipment. Lessee shall comply with and cause the Equipment to comply wit all legal requirements applicable thereto or to the use thereof and with all contracts (including insurance policies), agreements and restrictions applicable thereto or to the ownership or use thereof.

              In the event Lessee pays any personal
property, use or other tax payable by Lessee pursuant to this Section 6 and any amount so paid is itself deemed to be taxable income to Lessor because such tax payments constitute additional rent payable to Lessor hereunder without a comparable offsetting deduction, Lessee shall reimburse Lessor on an after-tax basis for any such tax liability. The indemnifications and obligations of Lessee provided in this Section 6 shall survive termination or expiration of this Lease.

         7.    INSURANCE.

              So long as Lessee maintains a debt
rating, as published in Standard and Poors or any successor publication, at or above BBB-, Lessee may self-insure for all liabilities, indemnities and obligations under this Lease. Upon written request, Lessee will provide to Lessor, its assigns or any Lender, an acknowledgment of self-insurance reasonably satisfactory to such requesting party. If Lessee's debt rating, as published in Standard and Poors or any successor publication, falls below BBB-, the Lessee may no longer self-insure and the following provisions will apply to insurance which must be maintained at Lessee's cost during the remaining term of this Lease:

              (a) Insurance against the loss, theft,
damage, or destruction of the Equipment, in an amount not less than the greater of the full replacement value thereof or the Casualty Value payable to Lessor so long as Lessee is obligated to pay the Casualty Value to Lessor hereunder, and upon payment of the Casualty
Value to Lessor, to Lessee, and joint loss payees for any damage to the Equipment which is not a Casualty and, as requested by Lessor, with any Lessor's Lender being named as the mortgagee under a "standard" mortgagee clause; and,

               (b) Commercial general liability
insurance with respect to the use or operation of the Equipment, in an amount at least equal to $10,000,000 with Lessor and the appropriate Lessor's Lender, if any, being listed as additional insurers thereunder.

              All of such insurance will be with
companies having a rating of B+ or better with A.M.
Best and shall be in form and with coverages of the type under which Lessee insures its own rail cars. It is agreed that Lessee's current commercial general liability insurer, Associated Electric & Gas Insurance
Services Limited is specifically designated as an approved insurer by Lessor and Lessor's Lender.

              On or before the Basic Lease Term
Commencement Date, thereafter on or prior to each renewal or replacement of the insurance required hereby, and otherwise upon written request by Lessor or any Lessor's Lender (but not more frequently than once a year), Lessee will deliver to Lessor and the requesting Lessor's Lender certificates by the carriers issuing such insurance certifying as to the coverages provided by such insurance and agreeing that such insurance will not be terminated, canceled or materially modified for any reason without giving
Lessor and the requesting Lessor's Lender at least thirty (30) days' prior written notice. Upon the request of Lessor or the requesting Lessor's Lender, Lessee will provide it with a copy of the policies for such insurance.

              From the net proceeds (if any) of the
insurance maintained by Lessee pursuant to Paragraph
(a) herein that are received by Lessor or any Lessor's
Lender with respect to an item of Equipment, Lessor or Lessor's Lender (as is applicable) will reimburse
Lessee for its reasonable, documented, out-of-pocket costs to repair or replace such item of Equipment pursuant to Section 5, to the extent that such repairs or replacements were necessitated by the occurrence of the risk of loss for which such proceeds were paid;
provided, no such reimbursement will be payable if a Casualty Value is paid or payable with respect to such item of Equipment and such loss. Lessee may offset the payment of the Casualty Value pursuant to Section 5 herein against the net proceeds received by Lessor or Lessor's Lender under insurance maintained by Lessee pursuant to Paragraph (a) insuring against the event giving rise to the payment of the Casualty Value. Net proceeds means the gross proceeds paid less all reasonable costs of collection, including court costs and attorney fees.

        8.    FINANCIAL STATEMENTS. INSPECTION.
REPORTS.

              Provided that Lessor has executed the
confidentiality agreement provided by Lessee, Lessee, at the request of Lessor, shall within one-hundred and twenty (120) days of the end of each fiscal year, provide to Lessor copies of Lessee's annual audited balance sheet, profit and loss statement and statement of cash flows, and, if generally available to Lessee's
Lenders, quarterly unaudited balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles, consistently applied. Provided however, that the financial statements required to be furnished by Lessee pursuant to this Section 8 shall be deemed furnished for such purpose upon becoming publicly available on the Securities and Exchange Commission's EDGAR web page.

         Lessor may from time to time. but in no event more often than once per year (except during the last twelve (12) months of the Basic Lease Term as reasonably necessary to remarket the Equipment which shall not interfere with Lessee's operations), upon reasonable notice and during Lessee's normal business hours, inspect the Equipment and Lessee's records with respect thereto at Lessor's sole expense. Lessee will, if requested, provide a report on the condition of the Equipment, a record of its maintenance and repair, a summary of all items suffering a Casualty, a certificate of no default or such other information or evidence of compliance with Lessee's obligations under the Lease as Lessor may reasonably request.


        9. TITLE. AGREEMENT FOR LEASE ONLY.
IDENTIFICATION MARKS. FINANCING STATEMENTS. FURTHER
ASSURANCES.

              Title to the Equipment shall at all times remain in Lessor, and Lessee shall acquire no ownership, title, property, right, equity or interest in the Equipment other than its leasehold interest solely as Lessee subject to all the terms and conditions hereof. Each Lease is intended to be a true lease and not a lease in the nature of a security agreement; each Lease is intended to be a lease as described in Article 2A, Section 2A-103(7) of the Uniform Commercial Code solely for the purposes of such
Article 2A of the Uniform Commercial Code. Lessee will, if requested by Lessor, affix to the Equipment all notices of Lessor's ownership of the Equipment furnished to Lessee by Lessor. Lessee will promptly execute and deliver, and Lessor may file, solely at the expense of Lessee, Uniform Commercial Code financing statements or other similar documents notifying the public of Lessor's ownership of the Equipment. Lessee agrees promptly to execute and deliver to Lessor such further documents or other assurances, and to take such further action, including obtaining landlord and mortgagee waivers, as Lessor may from time to time reasonably request.

        10.   LATE PAYMENT CHARGES. LESSOR'S RIGHT TO
PERFORM FOR LESSEE.

              A late payment charge equal to the lesser of two percent (2%) per annum above the Prime Rate of interest specified in The Wall Street Journal, or any successor publication, adjusted for any change in such Prime Rate or the maximum rate permitted by applicable law will accrue on any unpaid sum due under this Lease from its due date to the date of payment ("Late Payment
Charge"). If Lessee fails to duly and promptly pay or perform any of its obligations hereunder. Lessor shall have the right, but shall not be obligated, to pay or perform such obligations for the account of Lessee without thereby waiving any default and Lessee will pay to Lessor, on demand and in addition to Rent. an amount equal to all sums so paid or expenses so incurred, plus a Late Payment Charge accruing from the date such sums were paid or expenses incurred by Lessor.

         11. LESSEE'S OPTIONS UPON LEASE EXPIRATION.

              Lessee has the option at the expiration
of the Basic Lease Term, exercisable with respect to all but not less than all items of Equipment leased pursuant to a Rental Schedule. i) to return the Equipment to Lessor, (ii) so long as no default exists under the Lease, to renew the Lease at Fair Rental
Value for a renewal term the length of which shall be determined by agreement of Lessee and Lessor, but which will not be in excess of 75% of the useful life of the Equipment or (iii) so long as no default exists under the Lease, to purchase the Equipment on an "AS-IS", "WHERE-IS" basis for cash at its then Fair Market Value
(plus all applicable sales taxes, if any). Lessee agrees to provide Lessor written notice of its election to purchase or return the Equipment or renew the Lease not less tan one hundred eighty (180) days prior to the Lease Expiration Date. If Lessee fails to give Lessor written notice, the Basic Lease Term may, at Lessor's option, be extended and continue until one hundred eighty (180) days from the date Lessor receives written notice of election to purchase or return the Equipment or renew the Lease. If Lessee purchases the Equipment, Lessor shall convey title to the Equipment (together with manufacturer or vendor warranties, if any) to Lessee, as is, where is and with all faults, without recourse or warranty, excepting liens and encumbrances created by Lessor. Fair Market Value and Fair Rental
Value shall mean an amount which would be obtained in an arms length transaction between an informed and willing buyer-user or lessee and an informed and willing seller or lessor under no compulsion to sell or lease provided, however, that in such determination:
(i) the Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under the Lease; (ii) in the case of any installed Equipment, that Equipment shall be valued on an installed and fully operational basis; and (iii) costs of removal from its current location shall not be a deduction from such valuation Fair Market Value and Fair Rental Value will be determined by agreement of Lessor and Lessee. or if the parties cannot agree at least ninety (90) days prior to the expiration of the Basic Lease Term, the Fair Market Value and Fair Rental
Value shall be determined by an independent equipment appraiser of nationally recognized standing, experienced in evaluating equipment of the same type as the Equipment, selected by Lessor and reasonably acceptable to Lessee. Such appraiser shall be engaged by Lessor and the cost of the appraisal shall be shared equally by Lessor and Lessee.

              At the expiration of the Basic Lease
Term, unless Lessee has elected to purchase the Equipment, Lessee shall promptly, at its own cost and expense deliver possession of each item of Equipment to Lessor at a location specified by Lessor, to a destination enroute between Lessee's facilities and the Powder River Basin in Wyoming, or at such other mutually agreed to location. The location where each such item of Equipment shall be returned shall be specified in a written notice given by Lessor to Lessee at least sixty (60) days prior to such redelivery
("Redelivery Location"). Any item of Equipment delivered to the Redelivery Location shall be deemed to be redelivered hereunder on the date on which the Equipment shall have been delivered to the Redelivery
Location subject to Sections 11(a) and 11(b) hereof.
Provided that Lessee will pay the cost of storage of the Equipment at the Redelivery Location for a period of time equal to the greater of thirty (30) days or the date upon which payment is made by the Lessee in accordance with subparagraph 11(b) below.

               (a)  Lessee, shall return each item of
Equipment to Lessor (i) in condition complying with the Interchange Rules, regulations of the FRA; and all requirements of law applicable to the maintenance and condition of the Equipment, (ii) in good operating condition commercially suitable for carrying the commodities for which such Equipment was designed, free of AAR Interchange Rule 95 damage: (iii) in a condition which does not violate any applicable manufacturers' or vendors' warranties: (iv) free of debris with coal and other commodity residue properly removed: and (v) free of all Lessee's decals and markings and free of all liens and encumbrances other than those created by Lessor (hereinafter, together with any specific return conditions set forth in the Rental Schedule, the "Minimum Return Conditions").

              (b) Lessor may inspect any item of
Equipment which is delivered to it at the Redelivery
Location for up to fifteen (15) days after the expiration of the Basic Lease Term. Lessor shall give advance notice to Lessee of the inspection date and time and promptly provide Lessee with a written report of the results of Lessor's inspection. Lessee shall be entitled to participate in any such inspection, provided that Lessee shall not interfere with the conduct of such inspection. Unless Lessee shall notify
Lessor within seven (7) days of receipt of the results of Lessor's inspection of any item of Equipment then
Lessee shall be deemed to be in agreement with the results of Lessor's inspection. Lessee agrees to pay
Lessor within thirty (30) days of receipt of an invoice for repairs for which Lessee is responsible.

              (c) Lessor may refuse to accept
redelivery of any item of Equipment that Lessor reasonably suspects is contaminated with hazardous or other corrosive material (excluding from the definition of hazardous and corrosive materials for purposes of this subparagraph (c) coal and coal dust). in which event such item of Equipment shall remain subject to Rent under this Lease until Lessee shall (i) deliver evidence reasonably satisfactory to Lessor that such item of Equipment is not contaminated (in which event any Rent charged from the date of Lessor's refusal to accept redelivery shall be credited back to Lessee), or
(ii) take such action as may be reasonably necessary to decontaminate such item of Equipment and redeliver such item of Equipment to Lessor, or (iii) elect to treat such item of Equipment as a casualtied item of Equipment, in which event Lessee shall pay Lessor the Casualty Loss Value of such item of Equipment and take title to such item of Equipment.

         If the Equipment does not conform to the Minimum Return Conditions, Lessor will promptly notify
Lessee of such determination specifying the repairs or refurbishments needed to place the Equipment in the Minimum Return Conditions. Lessor may, at its option, either require Lessee to effect such repairs or itself effect such repairs. In either case, all reasonable costs associated with any repairs and inspections will be paid by Lessee. Until Lessee has returned the Equipment in full compliance with the requirements of this Section 11, the Lease shall continue in full force and effect and Lessee shall continue to pay Rent notwithstanding any expiration or termination of the Basic Lease Term through and including the date on which the Equipment is accepted for return by Lessor as conforming with the Minimum Return Conditions.

         12. LESSEE'S REPRESENTATIONS AND WARRANTIES

              Lessee represents, warrants and certifies as of the date of execution and delivery of this Master
Lease and each Rental Schedule as follows:

              (a)   Lessee is a duly organized, validly
existing Missouri Corporation with full power to enter into and to pay and perform its obligations under the Rental Schedule and this Master Lease as incorporated therein by reference, and is duly qualified in all other jurisdictions where its failure to so qualify would adversely affect the conduct of its business or the performance of its obligations under or the enforceability of the Lease;

              (b)   the Rental Schedule, this Master
Lease and all related documents have been duly authorized, executed and delivered by Lessee, are valid, legal and binding obligations of Lessee, are enforceable against Lessee in accordance with their terms and do not and will not contravene any provisions of or constitute a default under Lessee's organizational documents, any agreement to which it is a party or by which it or its property is bound, or any law, regulation or order of any governmental authority;

              (c)   Lessor's right, title and interest
in and to the Rental Schedule, this Master Lease and the Equipment and the rentals therefrom will vest in Lessor upon Lessee's acceptance of the Equipment for lease hereunder and will not be affected or impaired by the terms of any agreement or instrument by which Lessee or its property is bound;

              (d) no approval of, or filing with, any
governmental authority or other person is required in connection with Lessee's entering into, or the payment or performance of its obligations under, the Lease;

              (e) other than as disclosed in Lessee's
most recent 10K and lOQ, there are no suits or proceedings pending or, to the knowledge of Lessee, threatened, before any court or governmental agency against or affecting Lessee which, if decided adversely to Lessee, would materially adversely affect Lessee's business or financial condition or its ability to perform any of its obligations under the Lease;

              (f) there has been no material adverse
change to Lessee's financial condition since the date of its most recent audited financial statements delivered to Lessor;

              (g)   the address stated in the preamble
to this Master Lease as Lessee's principal place of business is the principal place of business and chief executive office of Lessee; Lessee does not conduct business under a trade, assumed or fictitious name;
Lessee will not change its name or the location of its principal place of business without giving to Lessor at least thirty (30) days prior written notice thereof;
and

              (h) the Equipment will always be used for business or commercial and not personal purposes.

              Lessee's representations and warranties
shall survive termination or expiration of the Lease.

        13.   EVENTS OF DEFAULT. LESSOR'S REMEDIES ON
DEFAULT.

              Each of the following events constitutes an Event of Default hereunder:

              (a)   Lessee's failure to make any
payment of Rent when due under the Lease continuing for a period of ten (10) days and any failure to make any payment of any other amount when due under the Lease continuing for a period of ten (10) days after receipt of written notice of non payment;

              (b) Lessee's failure to observe or
perform any of its obligations contained in Section 7 hereof continuing for a period of ten (10) days after receipt of written notice of such failure;

              (c)   any material representation or
warranty made by Lessee in the Lease or in any document or certificate furnished in connection herewith shall at any time prove to have been incorrect when made;

              (d)   any attempt by Lessee, without
Lessor's prior written consent, as required pursuant to
Section 4 hereof, to assign the Lease, to make any unauthorized sublease of the Equipment, move the Equipment outside the continental United States, or to transfer possession of the Equipment;

              (e)   Lessee or, if Lessee's obligations
are guaranteed by any other party, any Guarantor (A) ceases doing business as a going concern; (B) makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature or generally fails to pay its debts as they become due;
(C) initiates any voluntary bankruptcy or insolvency proceeding; (D) fails to obtain the discharge of any bankruptcy or insolvency proceeding initiated against it by others within thirty (30) days of the date such proceedings were initiated; (E) requests or consents to the appointment of a trustee, custodian or receiver or other officer with similar powers for itself or a substantial part of its property; or (F) a trustee, custodian or receiver or other officer with similar powers is appointed for itself or for a substantial part of its property;

               (f)   Lessee shall not return the
Equipment or shall not return the Equipment in the required condition at the expiration of the Lease or any extension or renewal thereof; or

               (g)   Lessee voluntarily or
involuntarily permits the Equipment to become subject to a lien other than a lien created by Lessor or arising out of claims against Lessor and not related to the lease of the Equipment to Lessee; (i) unless Lessee is diligently contesting in good faith by appropriate proceedings such lien, which proceedings do not include any material danger of the sale, or forfeiture, loss or diminution in value of the Equipment and (ii) such liens are removed prior to the Lease Expiration Date.

              (h) Except for transfers to/or mergers
with Lessee's partners or affiliates, Lessee, without Lessor's prior written consent, (i) sells or transfers, singly or in a series of related transactions, all or substantially all of its assets other than its rights and obligations under the Lease, or (ii) is a non-surviving party to a merger, consolidation or reorganization, and (iii) Lessee's or the surviving party in a merger, consolidation or reorganization's debt rating, as published by Standard and Poors or any successor publication, falls below BBB- as a result of any of the foregoing transactions; or

              (i) Lessee's failure to observe or
perform any other material covenant, condition or agreement to be observed or performed by Lessee under the Lease, continuing for more than thirty (30) days after written notice thereof.

              Upon the occurrence of an Event of
Default, if such Event of Default is not cured within any cure period specified herein, or if a petition in bankruptcy or for reorganization or similar proceeding is filed by or against Lessee (and, in the case of an involuntary filing, such petition is not dismissed within thirty (30) days of filing), then Lessor may exercise any one or more of the following remedies and any additional rights and remedies permitted by law
(none of which shall be exclusive) and shall be entitled to recover all its costs and expenses including attorneys' fees in enforcing its rights and remedies:

               (a)  Terminate this Lease and recover
damages: and/or

               (b)  Proceed by any lawful means to
enforce performance by Lessee of this Lease; and/or

              (c) By notice in writing to Lessee,
terminate Lessee's right to possession and use of the Equipment, whereupon all right and interest of Lessee in such Equipment shall terminate; thereupon Lessee shall at its expense promptly return such Equipment to Lessor at such place as Lessor shall designate and in the condition required as provided in Section 11 of the Master Lease; or if Lessee does not so promptly return the Equipment on demand, Lessor may enter upon any premises where the Equipment may be located and take possession of such Equipment free from any right of Lessee; and/or

              (d)   Proceed to recover from Lessee any
and all amounts which under the terms of this Lease may be then due or which may have accrued prior to the date of termination and also to recover forthwith from Lessee (i) as representing actual loss incurred by Lessor, damages for loss of the bargain and not as a penalty, a sum, with respect to each item of Equipment which represents the then present value of all Rent for such Equipment which would otherwise have accrued hereunder from the date of such termination to the end of the Basic Lease Term of this Lease as to such Equipment, such present value basis to be discounted at the Lessor's then current cost of funds, from the respective dates upon which Rents would have been payable hereunder had this Lease not been terminated, and (ii) any damages and expenses, in additions thereto which Lessor shall have sustained by reason of breach of any covenant or covenants of this Lease.

               (e)  Lease, sell or otherwise dispose of
the Equipment to such persons, at such price, rental or other consideration and in for such period as Lessor shall elect. Lessor shall apply the proceeds from such leasing, sale or other disposition, less all costs and expenses incurred in the recovery, repair, storage.
renting, sale or disposition of such  Equipment
(including costs and expenses in connection with any bankruptcy proceeding involving Lessee and/or the Equipment, including relief from stay motions, cash collateral disputes. assumption/rejection motions and disputes concerning any proposed disclosure statement and plan proposed during any such bankruptcy proceeding) toward the payment of Lessee's obligations hereunder. Lessee shall remain liable for any deficiency.

              Lessor's failure to exercise or delay in exercising any right, power or remedy available to Lessor shall not constitute a waiver or otherwise affect or impair its rights to the future exercise of any such right, power or remedy. Waiver of any Event of Default shall not be a waiver of any other or subsequent Events of Default.


         14. ASSIGNMENT BY LESSOR.

              Lessor may at any time and from time to
time sell, transfer or grant liens on the Equipment, and assign, as collateral security or otherwise, its rights in the Lease, in each case subject and subordinate to Lessee's rights thereunder. Lessee acknowledges that Lessor may assign the Lease to a lender in connection with the financing of Lessor's purchase of the Equipment and Lessee agrees, in the event of such assignment, to execute and deliver an acknowledgment letter confirming that Lessor's Lender has (and may exercise either in its own name or in the name of Lessor) all of the rights, privileges and remedies, but none of the obligations, of Lessor under the Lease; waiving for the benefit of the lender any defense, counterclaim, set-off, abatement, reduction or recoupment that Lessee may have against Lessor; and agreeing to make all payments of Rent and other sums due under the Lease to the lender or as it may direct, confirming the status of the Lease and confirming such other factual matters concerning the Lease as Lessor may request. Lessee acknowledges that any such transaction will not materially change its duty. Lessee also agrees to deliver to lender or other assignee only those documents required to be provided to Lessor under this Master Lease, provided, however, that prior to the delivery of any financial information, the lender or assignee has executed a confidentiality agreement provided by Lessee.

        15.   ARBITRATION.

              In the event that any dispute arises
under this Lease, including, without limitation, any claim of default or breach of a covenant or representation hereunder, either party in the case of a dispute, or the claiming party in the case of a claim of default or breach, shall submit the matter for arbitration in Cincinnati, Ohio, by and pursuant to the rules of the American Arbitration Association ("AAA").
The arbitrator who hears the case will be selected by AAA and AAA shall be advised that the parties have agreed in advance that any matter submitted to AAA for resolution shall be heard in a reasonably expeditious manner. The powers of the arbitrator shall expressly include both the right to issue injunctive orders and to order the payment of money damages. The resolution of the matter by arbitration shall be binding upon the parties and judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction.
Costs of arbitration and legal fees shall be awarded to a prevailing party; provided, however, that the arbitrator shall have the power to make a different allocation of costs and legal fees whenever it is fair or reasonable to do so as determined by the arbitrator.
Notwithstanding anything contained herein to the contrary, this Section shall not be binding upon any lender.

         16. MISCELLANEOUS.

              Lessor's or Lessee's failure at any time to require strict performance by the other party of any of the provisions or obligations hereof shall not waive or diminish Lessor's or Lessees right thereafter to demand strict compliance therewith. All notices required hereunder shall be effective upon receipt in writing delivered by hand or by other receipt-acknowledged method of delivery at the address first above written. Lessee will notify Lessor at least thirty (30) days before changing its principal place of business or chief executive office and will, at its expense, promptly sign and deliver to Lessor such documents and assurances (including financing statements) and take such further action as Lessor may reasonably request. Lessor shall not be required to mitigate its damages or modify any rights or remedies stated herein, notwithstanding any rights of Lessee hereunder or under any law, state, rule, regulation or order applicable to Lessor or Lessee. This Lease shall be governed by and construed in accordance with the laws of the state of Ohio as contracts to be fully performed within the state of Ohio, without giving effect to conflicts of law provisions. This Master
Lease and each Rental Schedule may be executed in, multiple counterparts which when executed by the parties thereto will be binding upon each of the executing parties. Any provision of this Master Lease or the Rental Schedule that is unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective to the extent of such unenforceability without invalidating or diminishing Lessor's rights under the remaining provisions hereof. No term or provision of this Master Lease or the Rental Schedule may be amended, altered, modified, rescinded or waived orally, but only by a separate instrument in writing signed by a duly authorized officer of the party against which enforcement of such amendment, alteration, modification, rescission or waiver is sought. This Master Lease, the Rental Schedule; and each instrument, document, agreement and certificate furnished in connection therewith collectively constitute the complete and exclusive statement of the terms of the agreement between Lessor and Lessee with respect to the, leasing of the Equipment, and cancel and supercede any and all oral or written prior understandings with respect thereto.

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         IN WITNESS WHEREOF, Lessor and Lessee have
caused this Master Lease to be executed and delivered by their duly authorized representatives as of the date first above written.

LESSOR:
THE EQUIPMENT FUNDING GROUP
A division of Provident Commercial Group, Inc.
By:
Title:
Date:


LESSEE:
KANSAS CITY POWER & LIGHT COMPANY
By:/s/F. L. Branca
Title: President - Power Division
Date: June 18, 2001

Reviewed By Counsel
/s/William H. Koegel